Exhibit 10.33

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into on July 29, 2014, effective as of July 15, 2014 (the “Effective Date”) by and between Big Rivers Electric Corporation (“Big Rivers”) and Oxford Mining Company – Kentucky, LLC (“Oxford”). Big Rivers and Oxford are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Oxford and Big Rivers are the parties to that certain Amended and Restated Coal Supply Agreement entered into effective July 1, 2010 (the “Coal Agreement”);

WHEREAS, Oxford filed a Complaint and Amended Complaint in relation to Big Rivers’ March 2, 2012 termination of the Coal Agreement and Big Rivers filed a Counterclaim in that action, which is captioned Oxford Mining Company – Kentucky, LLC v. Big Rivers Electric Corporation, Commonwealth of Kentucky, Ohio Circuit Court, Division I, Civil Action 12-CI-00160 (the “Action”); and

WHEREAS, pursuant to a Mediation Settlement Agreement entered on July 15, 2014, the Parties have agreed to a settlement of all disputes between them, including but not limited to all claims that were or could have been asserted in the Action, on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for the other considerations provided for herein, and with intent to be legally bound hereby, the Parties agree as follows:

1.     Big Rivers shall pay to Oxford in cash the sum of nineteen million, five hundred thousand dollars and no cents ($19,500,000.00) (the “Settlement Amount”), which Settlement Amount shall be paid by Big Rivers to Oxford on or before August 14, 2014, by wire transfer of immediately available funds to the account designated by Oxford for such purpose. Oxford intends to allocate, as it deems appropriate, the Settlement Amount among the compensatory damages alleged in the Action, and Big Rivers takes no position on whether that is a proper allocation of the Settlement Amount under applicable law. As noted in paragraph 5 of this Agreement, Big Rivers denies any liability to Oxford for any damages claimed in the Action by Oxford.

2.     In consideration of payment of the Settlement Amount and the mutual covenants and agreements contained herein, Oxford, on behalf of itself and its predecessors, successors, divisions, parents, subsidiaries, member owners, and affiliates, and each of their respective employees, officers, directors, trustees, board members, members, partners, equityholders, attorneys, agents, representatives and assigns, hereby releases and forever discharges Big Rivers and each of its predecessors, successors, divisions, member owners, member cooperatives, parents, subsidiaries and affiliates, and each of their respective employees, officers, directors, trustees, board members, members, partners, equityholders, attorneys, agents, representatives and assigns, from any and all claims, liabilities, demands, actions, transactions, causes of action, suits, debts, sums of money, damages, costs, expenses, attorneys’ fees and remedies of any type whatsoever, known or unknown, accrued or unaccrued, now existing or hereinafter discovered, that were asserted or could have been asserted against them at the time of this Agreement. Oxford agrees to indemnify and hold harmless Big Rivers against and from any liability, damage, expense or other claim asserted by anyone claiming by or through Oxford, any of its predecessors, successors, divisions, parents, subsidiaries, member owners, or affiliates, or any of their respective employees, officers, directors, trustees, board members, members, partners, equityholders, attorneys, agents, representatives or assigns.

3.     In consideration of the mutual covenants and agreements contained herein, Big Rivers, on behalf of itself and its predecessors, successors, divisions, member owners, member cooperatives, parents, subsidiaries, and affiliates, and each of their respective employees, officers, directors, trustees, board members, members, partners, equityholders, attorneys, agents, representatives and assigns, hereby releases and forever discharges Oxford and each of its predecessors, successors, divisions, parents, subsidiaries and affiliates, and each of their respective employees, officers, directors, trustees, board members, members, partners, equityholders, attorneys, agents, representatives and assigns, from any and all claims, liabilities, demands, actions, transactions, causes of action, suits, debts, sums of money, damages, costs, expenses, attorneys’ fees and remedies of any type whatsoever, known or unknown, accrued or unaccrued, now existing or hereinafter discovered, that were asserted or could have been asserted against them at the time of this Agreement. Big Rivers agrees to indemnify and hold harmless Oxford against and from any liability, damage, expense or other claim asserted by anyone claiming by or through Big Rivers, any of its predecessors, successors, divisions, member owners, member cooperatives, parents, subsidiaries or affiliates, or any of their respective employees, officers, directors, trustees, board members, members, partners, equityholders, attorneys, agents, representatives or assigns.

4.     The Parties shall execute and cause to be filed an agreed order dismissing the Action with prejudice in the form of the Agreed Order Dismissing as Settled attached hereto. Apart from the Settlement Amount, each Party has borne and shall bear its own costs and expenses in connection with the Action.

5.     For the avoidance of doubt, the Parties acknowledge and agree that the Coal Agreement is terminated and of no further force and effect, and the settlement provided for in this Agreement settles in full any and all claims that either Party had, has or may have under and/or with respect to the Coal Agreement. The Parties further agree that this Agreement, and the payment made pursuant to this Agreement, are made in compromise and settlement of disputed claims, and that in connection with this Agreement and the referenced payment, neither Party, nor anyone on either Party’s behalf, admits liability with respect to any such claims.

6.     The Parties now recognize that certain disclosure of the Mediation Settlement Agreement and the settlement reflected therein was required of Oxford’s parent company by law, which disclosure occurred on July 21, 2014 (the “Initial Disclosure Date”) by virtue of a Form 8-K filing with the U.S. Securities and Exchange Commission. Consequently, the parties have agreed to set aside and terminate the confidentiality provision included in the Mediation Settlement Agreement, and therefore agree that such confidentiality provision is terminated and shall be of no further force or effect from and including the Initial Disclosure Date. Further, no confidentiality provision has been included in this Agreement by intention.

7.     The Parties may not alter or modify this Agreement except by an instrument in writing executed by both of the Parties.

8.     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. Original signatures shall be provided by each Party to the other Party, but faxed or scanned signatures shall also be treated as originals for all purposes.

9.     This Agreement shall be considered to have been prepared jointly by the Parties, and in any disputes in connection herewith this Agreement shall not be construed against either Party based on authorship.

10.   Each of the Parties represents and warrants that (a) the person executing this Agreement on its behalf is its President and Chief Executive Officer who is fully authorized and has the capacity to do so and (b) it owns the rights released herein and has not assigned or transferred or purported to assign or transfer any of such rights to any person or entity.

11.   The failure of either Party to insist upon strict performance of the terms and conditions set forth in this Agreement shall not constitute a waiver or relinquishment of such Party’s right thereafter to enforce such terms or conditions.

12.   This Agreement shall be binding upon and inure to the benefit of each of the Parties and its respective successors and assigns.

13.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.   The sole considerations for this Agreement are recited herein and in the Mediation Settlement Agreement, and the Parties have not relied on any additional promises made outside of this Agreement and the Mediation Settlement Agreement as a basis for entering into this Agreement.

15.   This Agreement shall be governed by Kentucky law, without regard to the choice of law provisions thereof, and any action relating to this Agreement shall be brought in the state or federal courts of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

BIG RIVERS ELECTRIC CORPORATION

By:	/s/ Robert W. Berry
Robert W. Berry, President and Chief Executive Officer

OXFORD MINING COMPANY – KENTUCKY, LLC

By:	/s/ Charles C. Ungurean
Charles C. Ungurean, President and Chief Executive Officer

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